Exhibit 99.1

INmune Bio Inc. Presents Data on INB03’s Role as an Immune Check Point Modulator in the Treatment of High-Risk Breast Cancer at AACR 2024

Novel Immunotherapy Approach Targets Soluble Tumor Necrosis Factor to Overcome Resistance and Enhance Therapeutic Outcome in High-Risk Breast Cancer

Boca Raton, Florida, April 08, 2024 (GLOBE NEWSWIRE) --  INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, is presenting data on the use of INB03, a dominant-negative tumor necrosis factor (TNF) inhibitor of soluble TNF (sTNF) in the treatment of high-risk MUC4 expressing HER2+ and triple negative breast cancer (TNBC).  INB03 is shown to decrease T cell and macrophage immune checkpoint proteins (PD1, TIGIT, LAG3, CD47 and SIRPa) in a model immunotherapy resistant HER2+ breast cancer and decrease the metastatic potential of TNBC by downregulating cell surface markers of tumor invasion (MUC4, SNAIL and Vimectin).  The two posters will be presented at the annual American Association of Cancer Research in San Diego on April 8, 2024.

The poster, titled, “INB03: a new immune checkpoint inhibitor that reprograms macrophage polarization, boosts ADCP and reverts T-cell exhaustion markers” outlines the use of human macrophages and T cells in a MUC4+HER2+ syngeneic breast cancer model to demonstrate that the combination of INB03 with an anti-HER2 antibody 4D5 has five distinct effects on the tumor biology, which results in decreased tumor growth (p<0.001).  These include:

i.	a decrease in MUC4 expression

ii.	a 3-fold increase in T cell infiltration

iii.	polarization of tumor macrophages from M1 (immunosuppressive) to M2 (anti-tumor macrophages)

iv.	a doubling of antibody dependent cellular phagocytosis (ADCP) and

v.	a decrease in the expression of innate immune checkpoint proteins (CD47 and SIRP-a) and T cell checkpoint proteins (TIGIT, CTLA-4, PD1 and LAG-3)

In the study, the increase in T cell infiltrate did not occur unless both anti-HER2 and INB03 immunotherapy were used in combination.  Decreases in T cell and macrophage immune checkpoint proteins were caused by INB03. All changes in immune parameters are p<0.05 unless otherwise stated.  The authors concluded that INB03 enhances the M1-like phenotype and reprograms already-polarized pro-tumoral M2-like macrophages to antitumoral ones.  Further, it promotes ADCP against HER2+ tumor cells by downregulating the ADCP inhibitory axis CD47-SIRPα-B7H4 in vitro.  Finally, the addition of INB03 to 4D5 treatment promotes T cell infiltration to the TME and downregulates immune checkpoint molecules and T cell exhaustion markers in vitro and in vivo.  The authors speculate that these effects could avoid tumor immune evasion to anti-HER2 targeted therapies by reinvigorating the immune infiltrate. The poster can be found on the Company’s web site.

A second poster, titled, “MUC4 is a biomarker of metastasis in TNBC and its downregulation by blocking soluble TNF prevents metastasis in combination with immunotherapy,” studies the importance of MUC4 expression in TNBC survival.  Approximately half of women with TNBC express MUC4.  Overall survival of women with MUC4 expressing TNBC is dramatically worse (p<0.005) with almost a 5-fold increased risk of death (p<0.018). MUC4 expression in the tumor negatively correlated with fewer Tumor Infiltrating Lymphocytes (TILs, p<0.003), PD-L1 (p<0.001) and Ki67 (p<0.036) expression.   In human TNBC cell lines, INB03 decreased the expression mesenchymal markers of invasive capacity, MUC4, SNAIL and Vimectin, and decreased activity in an invasion assay (p<0.01).

In a murine LMM3 model, treatment with the combination of INB03 and anti-PD1 checkpoint antibodies dramatically decreased lung metastasis with no animals receiving combination therapy having >3 lesions compared to 40% of control animals (p<0.05).  The authors concluded: i) MUC4 expression is an independent biomarker of poor overall survival and is associated with an increased risk of metastasis in TNBC patients; ii) MUC4 is inversely correlated with TILs, and is associated with tumors with low proliferative rate (Ki67<30%) and negative PD-L1: it would be useful to identify tumors resistant to chemotherapy and immunotherapy; iii) TNF blockade decreases MUC4 expression, mesenchymal markers and reduces invasive capacity in TNBC cell lines;  iv) soluble TNF blockade in combination with anti PD-1 antibody prevents the establishment of lung metastases in a preclinical model of TNBC.  They further propose soluble TNF as a new target for the treatment of TNBC, and MUC4 as a predictive marker to guide a combined treatment with selective sTNF neutralization with immunotherapy. The poster can be found on the Company’s web site.

Dr. Schillaci, senior author of the study, proposes INB03 is a new class of immunotherapy called a pan immune checkpoint modulator in MUC4 expressing breast cancer.  INB03 isn’t a selective immune checkpoint inhibitor targeting a specific immune checkpoint protein; rather, it downregulates all immune checkpoint proteins present on both T cells and macrophages. “Soluble TNF, secreted by cancer cells, shields tumors from immune attacks by altering the tumor microenvironment, rendering the patient’s immune response ineffective and fostering resistance to immunotherapy. Through extensive research, we have unraveled the mechanisms underlying the tumor protecting role of soluble TNF which causes tumors to proliferate. Translating these findings into targeted strategies for high-risk breast cancer, we can devise a precision medicine approach to counteract soluble TNF’s effects, reversing therapy resistance, preventing  metastasis, and empowering the immune system to combat tumors effectively,” said Dr. Schillaci

“Dr. Schillaci has shown that MUC4 expression in high-risk breast cancer subtypes is a predictor of resistance to therapy due to an unfavorable immunobiology of the TME and increased metastatic potential that is driven by soluble TNF,” said RJ Tesi M.D., CEO of INmune Bio. “Neutralization of soluble TNF changes a resistant tumor biology into one that is more favorable.

All of the individuals involved in this project share the belief that prospectively determining MUC4 expression in high-risk breast cancer subtypes will guide therapy decisions and significantly impact patient outcomes.”

The posters will be presented at AACR on April 8:

PO.IM01.02 - Immune Checkpoints and Inhibitory Molecules 1 9 am

INB03: a new immune checkpoint inhibitor that reprograms macrophage polarization, boosts ADCP and reverts T-cell exhaustion markers by Sofia Bruni, Maria Florencia Mercogliano and Roxana Schillaci

PO.TB04.02. Biomarkers and Expression Differences in Metastatic Progression 1.30 pm

MUC4 is a biomarker of metastasis in TNBC and its downregulation by blocking soluble TNF prevents metastasis in combination with immunotherapy by Mauro, Florencia; Bruni, S; Dupont, A; Inurrigarro, G; Figurelli, S; Barchuk, S, Lopez Della Vecchia, D; Cordo Russo, R;Gil Deza, E; Mercogliano, M; Schillaci, Roxana

As this science is presented at AACR, the Company plans to expand its business development efforts in search of the right partner to advance the clinical development of a combination therapy with INB03.  “We believe these findings reflect novelty and inventive step, and further support the expansion of our evolving patent portfolio covering INB03 for oncology indications, in particular, use of INB03 to target soluble TNF in combination with antibodies and other anti-cancer therapies,” said Joshua Schoonover, General Counsel of INmune Bio. “Through our collaborations with academic and other research institutions, such as Dr. Schillaci’s lab at CONICET, INmune Bio has learned much about INB03, including its effects on tumor biology, which enables us to explore a number of cancer treatment indications and commercial applications of the drug, and further supports partnership efforts with the goal of improving the efficacy of certain anti-cancer therapies by combining them with INB03.” Interested parties should inquire with the Company for more information about available partnering opportunities.

About INB03

INB03 is a DN-TNF inhibitor that neutralizes soluble TNF (sTNF) without affecting trans membrane TNF (tmTNF) or TNF receptors.  Compared to currently available non-selective TNF inhibitors, INB03 preserves the immune response to cancer by decreasing immunosuppressive cells in the TME including TAM and MDSC while promoting recruitment of anti-tumor immune cells including cytolytic CD8+ lymphocytes, NK cells and anti-tumor macrophages.  INB03 has completed an open label dose-escalation Phase I trial in patients with advanced cancer.  In that trial, INB03 was found to be safe and well tolerated - no dose limiting toxicity was found.  INB03 decreased blood biomarkers of inflammation in patients with advanced cancer.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Investor Contact:
Jason Nelson, Core IR
(516) 842-9614 x-823

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